EXHIBIT 99.1


        American Spectrum Realty Reports First Quarter Results

               Rental Revenue Increased 30% for Quarter

    HOUSTON--(BUSINESS WIRE)--May 10, 2007--American Spectrum Realty, Inc. ("the Company") (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today its results for the first quarter of 2007.

    Rental revenue increased $1.7 million, or 30.2%, for the three months ended March 31, 2007 in comparison to the three months ended March 31, 2006. This increase was attributable to revenue generated from seven office properties acquired during 2006 in addition to $288,000 in greater revenues from properties owned for the full three months ended March 31, 2007 and March 31, 2006 ("Same Properties"). This increase in Same Properties revenue was primarily due to an increase in occupancy. All of the acquired properties are located in Texas, one of the Company's core-markets. The weighted average occupancy of properties held for investment increased from 87% at March 31, 2006 to 91% at March 31, 2007. Rental revenue from the acquired properties was included in the Company's results since their respective dates of acquisition.

    The loss from continuing operations for the three months ended March 31, 2007 was $1.1 million compared to a loss of $2.1 million for the three months ended March 31, 2006. The loss recorded during the three months ended March 31, 2007 included the effect of a deferred income tax benefit of $0.7 million. Due to the uncertainty whether the Company would elect REIT status and due to the uncertainly of gains and losses that would be recognized on property sales, no tax provision was recorded during the interim period in the prior year. In May 2006, the Company determined that it would not elect to be treated as a real estate investment trust ("REIT"), as defined under the Internal Revenue Code of 1986, as amended, and, with approval of its stockholders, amended its charter to eliminate certain stock ownership restrictions. The effect of this amendment was to preclude the Company from making a REIT election.

    Net loss for the quarter ended March 31, 2007 was $1.1 million, or $0.83 per share, compared to net income of $17.2 million, or $12.37 per share, for the first quarter of 2006. The net income recorded during the three months ended March 31, 2006 was primarily attributable to income from discontinued operations of $19.3 million, which included a gain on the sale of three properties. The Company had no income or losses from discontinued operations for the three months ended March 31, 2007.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial and retail properties aggregating over 2.5 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    - Financial Tables Follow -

                    AMERICAN SPECTRUM REALTY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)
                             (Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
REVENUES:
Rental revenue                                      $7,264     $5,577
Interest and other income                               37         74
                                                 ---------- ----------
    Total revenues                                   7,301      5,651
                                                 ---------- ----------

EXPENSES:
Property operating expense                           3,003      2,496
General and administrative                             727        920
Depreciation and amortization                        2,976      2,461
Interest expense                                     2,598      2,185
                                                 ---------- ----------
    Total expenses                                   9,304      8,062
                                                 ---------- ----------

Loss from continuing operations before deferred
 income tax benefit and minority interest           (2,003)    (2,411)

Deferred income tax benefit                            692          -
                                                 ---------- ----------

Loss from continuing operations before minority
 interest                                           (1,311)    (2,411)

Minority interest (share from continuing
 operations)                                           174        321
                                                 ---------- ----------

Loss from continuing operations                     (1,137)    (2,090)

Discontinued operations:
  Loss from discontinued operations                      -        (65)
  Gain on sale of discontinued operations                -     22,349
  Minority interest                                      -     (2,968)
                                                 ---------- ----------
    Income from discontinued operations                  -     19,316
                                                 ---------- ----------

    Net (loss) income                              $(1,137)   $17,226
                                                 ========== ==========

Basic and diluted per share data:
  Loss from continuing operations                   $(0.83)    $(1.50)
  Income from discontinued operations                    -      13.87
                                                 ---------- ----------
  Net (loss) income                                 $(0.83)    $12.37
                                                 ========== ==========

Basic weighted average shares used               1,376,804  1,392,089


                                              March 31,   December 31,
                                                2007          2006
                                            ------------- ------------

Real estate held for investment, net of
 accumulated depreciation                       $172,182     $172,813
Cash                                                 817        1,166
Total assets                                     187,533      190,182
Notes payable, net of premiums                   155,228      155,036
Total liabilities                                167,639      168,798
Total stockholders' equity                        14,145       15,339


    CONTACT: American Spectrum Realty, Inc., Houston
             Chairman, President and CEO
             William J. Carden, 713-706-6200